Exhibit 99.1

Canterbury Park Holding Corporation Reports 2013 Financial Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--March 27, 2014--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for its fourth quarter and year ended December 31, 2013.

Results for the Quarter Ended December 31, 2013

The Company’s net revenues in the fourth quarter were $10,036,000, down slightly from revenues of $10,100,000 during the same period in 2012. Fourth quarter net income was $361,880, or $.09 per share, in 2013 as compared to fourth quarter net income of $448,362, or $.11 per share in 2012.

Results for the Year Ended December 31, 2013

The Company’s net revenues in 2013 were $46,736,000, a 2.8% increase compared to 2012 net revenues of $45,461,000. This increase includes a $1,013,000 increase in pari-mutuel revenues, $ 412,000 of which relates to a change in accounting estimate for uncashed pari-mutuel vouchers booked in the 2013 second quarter, and it also includes a $ 468,000 increase in concession revenues. Offsetting these increases, Card Casino revenues decreased $ 452,000 compared to 2012.

Operating expenses in 2013 were $45.0 million compared to $43.5 million in 2012. This increase is attributable to several factors, including expenses incurred to support seven additional days of live racing, increased advertising to promote our live racing offerings made possible by our Cooperative Marketing Agreement (“CMA”) with the Shakopee Mdewakanton Sioux Community (“SMSC”), and increased utility cost related to rate increases and unfavorable weather conditions during portions of year. Due to a substantial reduction in non-deductible professional fees in 2013 compared to 2012, our income taxes declined $230,000.

The Company’s 2013 net income was $1,017,000 compared to net income of $1,016,000 in 2012, in each case representing $.24 per diluted share.

In 2013 the Company’s operations continue to generate positive cash flow. For the 12 months ended December 31, 2013 compared to the same period in 2012, Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $3.6 million compared to $3.7 million in 2012, which as a percentage of revenues was 7.7% in 2013 compared in 8.2% in 2012.

Further financial information for the fourth quarter and year ended December 31, 2013 is presented in the accompanying table, and additional information will be provided in the Company’s Form 10-K Report that will be filed on March 31, 2014 with the Securities and Exchange Commission.

Management Comments

“Our revenues for the fourth quarter were generally in line with our expectations, but may have been adversely affected by the continued soft economic conditions,” commented Randy Sampson, Canterbury Park’s President and Chief Executive Officer. “In addition, our net income reflects implementation expenses during the quarter associated with a new customer relationship management system that will enable us to create more effective communication and direct marketing strategies that we believe will increase revenue and lower our overall marketing costs.”

Mr. Sampson continued: “Our results for the year ended December 31, 2013 were also in line with our expectations given the challenges we faced during the year, including unusually inclement weather early in 2013 and a general decline in the popularity of poker. The highlight of the year was that, thanks to the increased purses we were able to offer under our Cooperative Marketing Agreement (CMA) with the Shakopee Mdewakanton Sioux Community, our racing product improved dramatically during our 2013 live meet. The improved quality of racing combined with an additional seven days of live racing led to our most successful live race meet since we re-opened the racetrack twenty years ago with on-track live handle increasing by 16.6% and out-of-state handle on our live races increasing by 46.7%.”

Mr. Sampson concluded: “We remain committed to providing our guests a premier gaming, entertainment and event experience as evidenced by our 2013 investments in live racing enhancements and a new customer relationship management system. With our healthy cash position, positive cash flow and a more stable future provided by the CMA, we are well positioned to continue to make strategic investments that we believe will enable us to profitably grow revenues in our current operations, while at the same time generating new opportunities to expand and broaden our business.”

Annual Shareholders Meeting

The Company also announced that its 2014 Annual Meeting of Shareholders will be held on Thursday, June 5, 2014 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is Thursday, April 10, 2014.

Use of Non-GAAP Financial Measures
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2014 live race meet begins on May 16th and ends September 13th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered in the Card Casino, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS

	(Unaudited)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Net Operating Revenues	$10,036,460	$10,100,168	$46,736,437	$45,460,647

Operating Expenses	($9,415,308)	($9,238,582)	($45,002,628)	($43,500,873)

Income from Operations	$621,152	$861,586	$1,733,809	$1,959,774

Non-Operating Revenues, net	$459	$2,067	$2,684	$6,702

Income Tax Expense	($259,731)	($415,291)	($719,781)	($950,112)

Net Income	$361,880	$448,362	$1,016,712	$1,016,364

Basic Net Income Per Common Share	$0.09	$0.11	$0.24	$0.25

Diluted Net Income Per Common Share	$0.09	$0.11	$0.24	$0.24

RECONCILIATION OF NET INCOME TO EBITDA

	(Unaudited)
	Year Ended	Year Ended
	Dec. 31,	Dec. 31,
	2013	2012

Net income	$1,016,712	$1,016,364

Interest income, net of interest expense	(2,684)	(6,702)

Income tax expense	719,781	950,112

Depreciation	1,861,702	1,772,760

EBITDA	$3,595,511	$3,732,534

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223